Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2019, relating to the financial statements and financial statement schedule of CorePoint Lodging Inc. and subsidiaries incorporated by reference from the Annual Report on Form 10-K of CorePoint Lodging Inc. and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas

June 26, 2019